Exhibit 99.2

I-AM Capital Acquisition Company Completes $50 Million Initial Public Offering

New York, NY – August 22, 2017 (BUSINESS WIRE) – I-AM Capital Acquisition Company (NASDAQ:IAMXU) (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced today the closing of its initial public offering of 5,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $50,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “IAMXU” on August 17, 2017. Each unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of common stock upon the consummation of the Company’s initial business combination, and one warrant exercisable to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “IAM,” “IAMXR” and “IAMXW,” respectively.

Maxim Group LLC acted as sole book-running manager and Chardan acted as lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 750,000 additional units at the initial public offering price to cover over-allotments, if any.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriters.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attn: Prospectus Department or by Tel: (800) 724-0761. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

A registration statement relating to the securities has been declared effective by the SEC on August 16, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT THE COMPANY

The Company, led by CEO F. Jacob Cherian and CFO Suhel Kanuga, is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses with a connection in India.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

I-AM Capital Acquisition Company

Suhel Kanuga

sk@i-amcapital.com

(212) 878-3684